SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                         ________________________


                               SCHEDULE 13G

          Information Statement pursuant to Rule 13d-1 and 13d-2

                             (Final Amendment)


                  GelTex Pharmaceuticals, Inc.
_________________________________________________________________
                             (Name of Issuer)



                   Common Stock, $.01 par value
_________________________________________________________________
                      (Title of Class of Securities)



                           368538104
_________________________________________________________________
                              (CUSIP Number)













                         ________________________

CUSIP No. 368538104                                       Page 2 of 4 Pages

_________________________________________________________________
1)   Name of Reporting Person                 Domain Partners II,
     S.S. or I.R.S. Identification            L.P.
     No. of Above Person
_________________________________________________________________
2)   Check the Appropriate Box                  (a) [   ]
     if a Member of a Group                     (b) [   ]
_________________________________________________________________
3)   SEC Use Only
_________________________________________________________________
4)   Citizenship or Place                     Delaware
     of Organization
_________________________________________________________________
Number of                5)   Sole Voting         -0-
Shares Beneficially           Power
Owned by Each
Reporting Person
                         ________________________________________
                         6)   Shared Voting
                              Power               -0-
                         ________________________________________
                         7)   Sole Disposi-       -0-
                              tive Power
                         ________________________________________
                         8)   Shared Dis-
                              positive Power      -0-
                         ________________________________________

9)   Aggregate Amount Beneficially                -0-
     Owned by Each Reporting person
_________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________
11)  Percent of Class
     Represented by                              -0-
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                  PN

CUSIP No. 368538104                                       Page 3 of 4 Pages

                      Final Amendment to Schedule 13G
                      _______________________________

          Reference is hereby made to the statement on Schedule 13G originally filed with the Securities and Exchange Commission on February 8, 1996 (the "Schedule 13G"). Terms defined in the Schedule 13G are used herein as so defined.

          The Schedule 13G is hereby amended as follows:

Item 4 -       Ownership.

          (a)  Amount Beneficially Owned:

               0 shares of Common Stock

          (b)  Percent of Class:

               0%

          (c)  Number of shares as to which such person has:

               (i)       sole power to vote or to direct the vote:  -0-

               (ii)      shared power to vote or to direct the vote:  -0-

               (iii) sole power to dispose or to direct the disposition of: -0-

               (iv) shared power to dispose or to direct the disposition of: -0-

Item 5 -       Ownership of Five Percent or Less of a Class:

          This statement is being filed to report that as of the date hereof Domain II has ceased to be the beneficial owner of more than five percent of the Common Stock.

CUSIP No. 368538104                                       Page 4 of 4 Pages


Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              DOMAIN PARTNERS II, L.P.
                              By:  One Palmer Square Associates,
                                   II, L.P., General Partner


                              By /s/ Kathleen K. Schoemaker
                                _________________________________
                                     Attorney-in-Fact


Date: February 2, 1998